News Release

Medical Innovation Holdings, Inc: 2017 Shareholder Update

Duluth, GA – 05/10/17

Medical Innovation Holdings, Inc. (“MIHI” or the “Company”) (OTC: MIHI) is pleased to provide you with a shareholder update on the progress we made during fiscal year 2016. As we enter our fourth quarter of operations we are excited about our future and what that may bring to our company and our shareholders. As such, we are ecstatic to present our goals and objectives for the upcoming 2017 fiscal year.

By providing all manners of healthcare-related services and products on our various platforms, our goal is to create a comprehensive healthcare-centric business ecosystem unparalled by that of other industry-related companies. Our goal is for our revolutionary Telemedicine business model to become the focus of attention around which all other product and service offerings will revolve. We view our role in this industry as setting the standards and expectations for everyone involved. We seek to separate ourselves from traditional telemedicine competitors in the manner in which we setup, evolve, and expand the model into a national footprint.

We consider our supporting organizations to function as feeders of both revenue and patients/consumers from one to the other to contribute to the creation of a diverse and ever-evolving ecosystem. An ecosystem demands, by its nature, a network of organizations that constantly cooperate and compete amongst themselves. We seek to evolve these relationships such that each business is flexible and adaptable to the ever-changing needs of its own business and of the ecosystem to which it belongs.

MIHI has elected, through organic and inorganic means, to stand up various subsidiaries that will become part of the ecosystem designed to support the future markets of the company with the intent of driving shareholder and market value. To date, we have created both 3Point Care and BKare Diagnostics. 3Point Care is a management service organization (MSO) with an exclusive contract relationship with TeleLife MD to provide telehealth services to our marketplace. BKare Diagnostics supports our entry into medical lab services, medical devices, and nutraceuticals.

MIHI Leadership Team

The company’s short lifecycle requires disruptive changes in leadership. Lifting up a small startup requires a certain skill set different than one required for a stable and mature operating company. Even though MIHI has been operating since 1999, we consider it somewhat of a startup or new venture. This is primarily due to it having various elements that many startups have including a new business plan, new markets, new employees, a new brand, and of course, new leadership. Expect changes as part of the natural evolutionary process of evolving from a start-up operation to becoming a fully functioning mature organization.

Our Market and Agenda

It is estimated that 60-80 million Americans live in rural America where access to quality medical services is extremely limited. Our government calls these areas Medically Underserved Areas (MUS) which are also known as a Health Professional Shortage Area (HPSA). These areas suffer from a shortage of primary care physicians as well as specialty physicians thereby forcing patients to go without continual care. The MUSs are our initial target market areas to roll out our specialty physician telemedicine services teaming with rural primary doctors. Our use of an established ecosystem with known rules, processes, and existing infrastructure allows us to readily connect thus granting us tremendous competitive advantage.

To address this marketplace populated in a large diverse geographical area we need an array of products and services to serve the demands.

In 2017 we expect to move, or continue to move, into the following areas:

1.	Provide remote specialty physician telemedicine services teaming with rural primary doctors in a referral based model providing an evidence base diagnosis enhancing the continuum of care.

2.	Develop, and/or acquire, an array of nutraceutical supplements offering a safe and effective alternative to pharma-industry based products.

3.	Study, develop, educate, and offer THC-based cannabis and non-THC based CBD products as an alternative to legacy pharma-industry based products. We believe we can provide a cheaper, safer, and better alternative. There is no secret that drugs (legal) are harmful and many times ineffective where the side effects can be worse than the disease. The market demands a trusted alternative.

4.	Combine clinically tested nutraceutical and OTC homeopathic medicines/tinctures with Cannabis and CBD-based products to create a unique new marketplace expanding product diversity while offering new alternatives to a growing market.

5.	Offer MSO (medical service organization) services to existing medical offices through our 3Point Care company.

6.	Offer traditional medical services such as lab services and pharmaceutical products to organizations and patients via new digital marketing and harvesting techniques.

7.	Move into the medical device market and remote patient monitoring to promote well-being and address the needs of the aging population.

2017 will be a very busy year. In December 2016,we signed a letter of intent (LOI) to acquire our first business enterprise that will ultimately become our platform for nutraceuticals whereby we expand into additional nutraceutical offerings. (At the time of this writing the transaction is not fully closed.) This acquisition seeks to provide us with gross and net revenue, a large customer base, and a proprietary product line while also serving to expand our presence into the cannabis and CBD environment.

We expect to increase our ability to raise funds to cover the investment required to execute our plan and build out our healthcare-centric ecosystem. All in all, we believe we are in a great position and we are happy you are with us.

For more information on MIHI, please visit the Company’s website at http://www.medicalinnovationholdings.com

To be added to the Company investor email list, please email investor@MedicalInnovationHoldings.com with MIHI in the subject line.

To leave a message please call +1-866-883-3793 for Investor Relations

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined within Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to future events, including our ability to raise capital, or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For a discussion of these risks and uncertainties, please see our filings with the Securities and Exchange Commission. Our public filings with the SEC are available from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.

News Release

Investor Contacts:

investor@medicalinnovationholdings.com